Registration Statement No. 333-199784
Filed pursuant to Rule 424(b)(3)

Amendment dated November 2, 2016 to
Pricing Supplement No. 5, dated November 13, 2014, to Prospectus Supplement and Prospectus each dated November 3, 2014 and Prospectus Addendum dated January 28, 2016 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)  Medium-Term Note Program

Linked to the Rogers International Commodity Index®
— Total ReturnSM
Due October 24, 2022

The following issuances involved scheduled settlement between October 5, 2016 and November 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,100,000	50.169%	$1,053,549	October 11, 2016
$24,000,000	50.169%	$12,040,560	October 11, 2016

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$26,100,000	50.169%	$13,094,109	$1,571.61(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of this pricing supplement, there are unused registration fees of $48,545.58 that have been paid in respect of the securities covered by pricing supplement No. 5 under the registration statement on Form F-3 (No. 333-199784) of which this pricing supplement is a part. After giving effect to the registration fee for these offerings, $46,973.97 remain available for future offerings for such pricing supplement described above.